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                                                          EXHIBIT NO. 99.15(a)

                           MFS STRATEGIC INCOME FUND

                              PLAN OF DISTRIBUTION



         DISTRIBUTION PLAN, of MFS Strategic Income Fund, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), dated this 14th day of May, 1991;

                                  WITNESSETH:

         WHEREAS, the Trust is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (the "Act"); and

         WHEREAS, the Trust intends to distribute the Shares of Beneficial Interest (without par value) of the Trust (the "Shares") in part in accordance with Rule 12b-1 under the Act, and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

         WHEREAS, the Trust has entered into a distribution agreement (the "Distribution Agreement") in a form approved by the Trustees of the Trust (the "Board of Trustees") in the manner specified in Rule 12b-1, with MFS Financial Services, Inc., a Delaware corporation, as principal underwriter (the "Principal Underwriter"), whereby the Principal Underwriter provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of the Shares; and

         WHEREAS, the Trust recognizes and agrees that the Principal Underwriter will enter into agreements ("Dealer Agreements") with various securities dealers ("Dealers") pursuant to which the Dealers will act as dealers of the Shares in connection with the offering of Shares; and

         WHEREAS, the Distribution Agreement provides that a sales charge may be paid by investors who purchase Shares and that the Principal Underwriter and Dealers will receive such sales charge as partial compensation for the services in connection with the offering of Shares; and

         WHEREAS, the Board of Trustees, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Trust and its shareholders;
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         NOW,  THEREFORE,  the Board of Trustees hereby adopts this plan for the
Trust as a plan of distribution in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

         1.  As  specified  in  the   Distribution   Agreement,   the  Principal
Underwriter shall provide facilities, personnel and a program with respect to the offering and sale of Shares to prospective shareholders. Among other things, the Principal Underwriter shall be responsible for all expenses or printing (excluding typesetting) and distributing prospectuses to prospective shareholders and providing such other related services as are reasonably necessary in connection therewith.

         2. The Principal Underwriter shall bear all distribution-related expenses described in Section 1, including without limitation, the compensation of personnel necessary to provide such services and all costs of travel, office expenses (including rent and overhead), equipment, printing, delivery and mailing costs.

         3. The Trust shall pay to the Principal Underwriter a distribution fee periodically at a rate not to exceed 0.35% per annum of the average daily net assets of the Trust for expenses related to the distribution of Trust shares as described in Sections 4 and 5 hereof. Such payments shall commence following shareholder approval of the Plan but only upon notification by the Principal Underwriter to the Trust of commencement of the Plan ("Commencement Date").

         4. As partial consideration for personal services, the Principal Underwriter shall be entitled to retain a portion of the distribution fee in an amount not to exceed 0.10% per annum of the average daily net assets of the Trust. As partial consideration for personal services and/or account maintenance services performed by each Dealer in the performance of its obligations under its Dealer Agreement, the Principal Underwriter on behalf of the Trust shall pay each Dealer a distribution fee periodically at a rate not to exceed 0.25% per annum of the portion of the average daily net assets of the Trust that is represented by Shares sold (as a result of new investments or the reinvestment of divided or capital gains distributions) on or after the Commencement Date that are outstanding at the time payment is calculated and are owned by investors for whom such Dealer is the holder or dealer of record.

         5. In addition to fees payable to the Principal Underwriter and to Dealers pursuant to Section 4 hereof, the expenses permitted to be paid by the Principal Underwriter on behalf of the Trust pursuant to this Plan on or after the Commencement Date shall include such other distribution related expenses as may be approved from time to time by the Board of Trustees. Such expenses may
include,   without   limitation,   the  payment  to  each  Dealer,   as  partial
consideration  for  personal  services  and/or  account   maintenance   services
performed by such dealer in the performance of its obligations under its Dealer Agreement, of a distribution fee periodically at a rate not to exceed 0.15% per annum of the portion of the average daily net assets of the Trust that is represented by Shares sold (as a result of new investments or the reinvestment of divided or capital gains distributions) prior to the Commencement Date that are outstanding at the time payment is calculated and are owned by investors for whom such Dealer is the holder or dealer of record. In the event that the sales charge is eliminated at any time by the Trust and the
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Principal  Underwriter  for sales at or above a certain  dollar level,  expenses payable hereunder may also include, without limitation, a dealer commission and a payment to wholesalers employed by the Principal Underwriter on such net asset value purchases.

         The aggregate amount of fees and expenses paid pursuant to Section 4 hereof and this Section 5 shall not exceed 0.35% per annum of the average daily net assets of the Trust. No fees shall be paid pursuant to Section 4 hereof or this Section 5 to any insurance company which has entered into an agreement with the Trust and the Principal Underwriter that permits such insurance company to purchase Shares from the Trust at their net asset value in connection with annuity agreements issued in connection with the insurance company's separate accounts. That portion of the Trust's average daily net assets on which the fees payable under Section 4 hereof and this Section 5 are calculated may be subject to certain minimum amount requirements as may be determined, and additional or different dealer or wholesaler qualification standards that may be established, from time to time by the Principal Underwriter. The Principal Underwriter shall be entitled to retain any fees payable under Section 4 hereof or this Section 5 with respect to accounts for which no Dealer of record exists or qualification standards have not been met as partial consideration for personal services and/or account maintenance services provided by the Principal Underwriter to Trust accounts.

         6. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust of By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

         7. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Trust, and (b) approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

         8. This Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire 15 months after the effective date of the last approval.

         9. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Trust, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Trust.
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         10. The Principal Underwriter shall provide the Board of Trustees,  and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         11. While the Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         12. For the purposes of this Plan, the terms "interest person" and "majority of the outstanding voting securities" are used as defined in the Act. In addition, for purposes of determining the fees payable to Dealers and wholesalers, the value of the Trust's net assets shall be computed in the manner specified in the Trust's then-current prospectus for computation of the net asset value of the Trust's shares.

         13. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in Section 10 hereof (collectively the "Records") for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said recordkeeping.

         14. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Act.

         15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.